Exhibit 3.05

AMENDED AND RESTATED

BYLAWS

OF

SCANA CORPORATION

Adopted on December 30, 2016

ARTICLE I.  SHAREHOLDERS
Section 1.  Annual Meeting.  An annual meeting of the shareholders shall be held each fiscal year for the purpose of electing Directors and for the transaction of such other business as may properly come before the meeting.  The exact time and place of the annual meeting shall be determined by the Board of Directors.
Section 2.  Special Meetings.  Special meetings of the shareholders may be called by the Chief Executive Officer, or by the Chairman of the Board of Directors, or by a majority of the Board of Directors. Business transacted at a special meeting shall be confined to the specific purpose or purposes of the persons authorized to request such special meeting as set forth in this Section and only such purpose or purposes shall be set forth in the notice of such meeting.
Section 3.  Place of Meeting.  The Board of Directors may designate any place, either within or without the State of South Carolina, as the place of meeting for any annual meeting or for any special meeting.
Section 4.  Conduct of Meetings. Meetings of shareholders shall be presided over by the Chairman of the Board or, in the absence of the Chairman of the Board, the Chairman of the Executive Committee, or in the absence of the Chairman of the Executive Committee, a chairman designated by the Board of Directors or, in the absence of such designation, by a chairman chosen at the meeting by the vote of a majority in interest of the shareholders present in person or represented by proxy and entitled to vote thereat. The Secretary or, in the Secretary’s absence, an Assistant Secretary or, in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint shall act as secretary of the meeting and keep a record of the proceedings thereof.
The Board of Directors shall be entitled to make such rules, regulations and procedures for the conduct of meetings of shareholders as it shall deem necessary, appropriate or convenient. Subject to such rules, regulations and procedures of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (a) an agenda or order of business for the meeting, (b) rules, regulations and procedures for maintaining order at the meeting and the safety of those present, (c) limitations on participation in such meeting to shareholders of record of the Corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, (d) restrictions on entry to the meeting after the time fixed for the commencement thereof, (e) limitations on the time allotted to questions or comments by participants and (f) rules, regulations and procedures governing the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with rules of parliamentary procedure.
Section 5. Nominations by Shareholders and Shareholder Proposals – Annual Meeting. Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the shareholders may be made at an annual meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice by such shareholder provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth below in this Section.
For nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (b) of the foregoing paragraph of this Section 5, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to and received by the Secretary at the principal office of the Corporation not less than 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
Notwithstanding anything in the second sentence of the preceding paragraph to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 120 days prior to the first anniversary of the date of the proxy statement sent to shareholders in connection with the preceding year’s annual meeting, a shareholder’s notice required by this Bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to and received by the Secretary at the principal office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.
Such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and a description of all arrangements and understandings between the nominating shareholder and the nominee or any other person (naming such person) relating to the nomination; (b) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; (c) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.
Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors and only such business shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal shall be disregarded.
For purposes of this Section, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, or in a document mailed to all shareholders of record.

Section 6. Nominations at Special Meetings. Directors are to be elected at a special meeting of shareholders only (a) if the Board of Directors so determines or (b) to fill a vacancy created by the removal of a director at such special meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of shareholders at which directors are to be elected (a) by or at the direction of the Board of Directors or (b) by any shareholder of the Corporation who was a shareholder of record at the time of giving of notice by such shareholder provided for in this Section, who is entitled to vote at the meeting and who complied with the notice procedures set forth below in this Section.
Nominations by a shareholder of persons for election to the Board of Directors may be made at such a special meeting of shareholders at which directors are to be elected if the shareholder’s notice required by the fourth paragraph of Section 5 of Article I of these Bylaws shall be delivered to and received by the Secretary of the Corporation at the principal office of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement (as defined in Section 5 of Article I of these Bylaws) is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.
Only such persons who are nominated in accordance with the procedures set forth in these Bylaws shall be eligible to serve as directors and only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in Section 2 of this Article I. The chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the special meeting was made in accordance with the procedures set forth in this Section and, if any proposed nomination or business is not in compliance with this Section, to declare that such defective proposal shall be disregarded.
Section 7. Proxy Access for Director Nominations.
(a)    Subject to the terms and conditions of these Bylaws, the Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of shareholders the name of, and shall include in its proxy statement the Required Information (as defined below) relating to, any nominee for election to the Board delivered pursuant to this Section 7 (a “Shareholder Nominee”) who satisfies the eligibility requirements in this Section 7, and who is identified in a timely and proper notice that both complies with this Section 7 (the “Shareholder Notice”) and is given by a shareholder on behalf of one or more shareholders or on behalf of any affiliate, associate of, or any other party acting in concert with or on behalf of one or more shareholders nominating a Shareholder Nominee or beneficial owners on whose behalf such shareholder(s) is acting (an “Associated Person”), but in no case more than twenty shareholders or beneficial owners, that:
(i)    expressly elect at the time of the delivery of the Shareholder Notice to have such Shareholder Nominee included in the Corporation’s proxy materials,
(ii)    as of the date of the Shareholder Notice, own and continuously have owned during the three prior years at least three percent (3%) of the outstanding shares of common stock of the Corporation entitled to vote in the election of directors (the “Required Shares”), and
(iii)    satisfy the additional requirements in these Bylaws (an “Eligible Shareholder”).

(b)    For purposes of qualifying as an Eligible Shareholder and satisfying the ownership requirements under Section 7(a):
(i)    the outstanding shares of common stock of the Corporation owned by one or more shareholders and beneficial owners that each shareholder and/or beneficial owner has owned continuously for at least three years as of the date of the Shareholder Notice may be aggregated, provided that the number of shareholders and Associated Persons whose ownership of shares is aggregated for such purpose shall not exceed twenty (20) and that any and all requirements and obligations for an Eligible Shareholder set forth in this Section 7 are satisfied by and as to each such shareholder and Associated Persons (except as noted with respect to aggregation or as otherwise provided in this Section 7), and
(ii)    a group of funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer, or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended (a “Qualifying Fund”) shall be treated as one shareholder, provided that each fund included within a Qualifying Fund otherwise meets the requirements set forth in this Section 7.
(c)    For purposes of this Section 7:
(i)    A shareholder or beneficial owner shall be deemed to own only those outstanding shares of common stock of the Corporation as to which such person possesses both (i) the full voting and investment rights pertaining to the shares and (ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares (A) sold by such person or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (B) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, or other derivative or similar agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of Common Stock, in any such case which instrument or agreement has, or is intended to have the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or its affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting, or altering to any degree any gain or loss arising from the full economic ownership of such shares by such person or its affiliate.
(ii)    A shareholder or beneficial owner shall be deemed to own shares held in the name of a nominee or other intermediary so long as the shareholder or beneficial owner retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which the person has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the person.
(iii)    A shareholder or beneficial owner’s ownership of shares shall be deemed to continue during any period in which the person has loaned such shares provided that the person has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Shareholder Notice and through the date of the annual meeting.
Whether outstanding shares of the Corporation are owned for these purposes shall be determined by the Board.
(d)    No shareholder or beneficial owner, alone or together with any Associated Person, may be a member of more than one group constituting an Eligible Shareholder under this Section 7.
(e)    For purposes of this Section 7, the “Required Information” that the Corporation will include in its proxy statement is:
(i)    the information concerning the Shareholder Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and
(ii)    if the Eligible Shareholder so elects, a written statement of the Eligible Shareholder, not to exceed 500 words, in support of each Shareholder Nominee, which must be provided at the same time as the Shareholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 7, the Corporation may omit from its proxy materials any information or Statement (or portion thereof) that the Corporation, in good faith, believes (i) would violate any applicable law, rule, regulation or listing standard, or (ii) is not true and correct in all material respects or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Nothing in this Section 7 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Shareholder or Shareholder Nominee.
(f)    The Shareholder Notice shall include the following information:
(i)    the written consent of each Shareholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected;
(ii)    a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18;
(iii)    a description of all arrangements or understandings between the Eligible Shareholder and each Shareholder Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Eligible Shareholder;
(iv)    such information about the Shareholder Nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each Shareholder Nominee been nominated, or intended to be nominated, by the Board;

(v)    the written agreement of the Eligible Shareholder (in the case of a group, each shareholder or beneficial owner whose shares are aggregated for purposes of constituting an Eligible Shareholder) addressed to the Corporation, setting forth the following additional agreements, representations, and warranties:
(A) certifying to the number of shares of common stock of the Corporation it owns and has owned (as defined in Section 7(c) of these Bylaws) continuously for at least three years as of the date of the Shareholder Notice and agreeing to continue to own such shares through the annual meeting, which statement shall also be included in the Schedule 14N filed by the Eligible Shareholder with the SEC;
(B) the Eligible Shareholder’s agreement to provide written statements from the record holder and intermediaries as required under Section 7(h) verifying the Eligible Shareholder’s continuous ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting;
(C) The Eligible Shareholder’s agreement to appear in person or by legal proxy at the annual meeting to nominate the Shareholder Nominee; and
(D) the Eligible Shareholder’s representation and warranty that the Eligible Shareholder (including each member of any group of shareholders and/or Associated Persons that together is an Eligible Shareholder) (1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have any such intent, (2) has not nominated and will not nominate for election to the Board at the annual meeting any person other than the Shareholder Nominee(s) being nominated pursuant to this Section 7, (3) has not engaged and will not engage in, and has not been and will not be a participant (as defined in Item 4 of Exchange Act Schedule 14A) in, a solicitation within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Shareholder Nominee or a nominee of the Board, and (4) will not distribute any form of proxy for the annual meeting other than the form distributed by the Corporation; and
(vi)    the Eligible Shareholder’s agreement to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the shareholders of the Corporation or out of the information that the Eligible Shareholder provided to the Corporation, (2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 7, (3) comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting, (4) file all materials described in Section 7(h)(iii) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A, and (5) provide to the Corporation promptly and prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation, and in the case of a nomination by a group of shareholders or beneficial owners that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including withdrawal of the nomination.
(g)    To be timely under this Section 7, the Shareholder Notice must be received by the Secretary of the Corporation at the principal executive offices of the Corporation not later than the 120th day nor earlier than the 150th day prior to the first anniversary of the date the definitive proxy statement was first sent to shareholders in connection with the preceding year’s annual meeting of shareholders; provided, however, that in the event the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, to be timely the Shareholder Notice must be so delivered not later than the close of business on the later of (i) the 120th day prior to the date of such annual meeting or (ii) the 10th day following the day on which the date of such meeting is first publicly announced by the Corporation. In no event shall an adjournment or recess of an annual meeting, or a postponement of an annual meeting for which notice has been given or with respect to which there has been a public announcement of the date of the meeting, commence a new time period (or extend any time period) for the giving of the Shareholder Notice.
(h)    An Eligible Shareholder must:
(i)    within five business days after the date of the Shareholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three year holding period, specifying the number of shares that the Eligible Shareholder owns, and has owned continuously, in compliance with this Section 7;
(ii)    include in the Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned the Required Shares for at least three years;
(iii)    file with the SEC any solicitation or other communication by or on behalf of the Eligible Shareholder relating to the Corporation’s annual meeting of shareholders, one or more of the Corporation’s directors or director nominees or any Shareholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and
(iv)    as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Shareholder, within five business days after the date of the Shareholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 7(b)(ii).

The information provided pursuant to this Section 7(h) shall be deemed part of the Shareholder Notice for purposes of this Section 7.
(i)    Within the time period prescribed in Section 7(g) for delivery of the Shareholder Notice, the Eligible Shareholder must also deliver to the Secretary of the Corporation at the principal executive offices of the Corporation a written representation and agreement (which shall be deemed part of the Shareholder Notice for purposes of this Section 7) signed by each Shareholder Nominee and representing and agreeing that such Shareholder Nominee:
(i)    is not and will not become a party to any agreement, arrangement, or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Shareholder Nominee, if elected as a director, will act or vote on any issue or question;
(ii)    is not and will not become a party to any agreement, arrangement, or understanding with any person with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a director that has not been disclosed to the Corporation;
(iii)    if elected as a director, will comply with all of the Corporation’s corporate governance, conflict of interest, confidentiality, and stock ownership and trading policies and guidelines, and any other Corporation policies and guidelines applicable to directors; and
(iv)    will not provide any non-public information regarding the Corporation to any third party other than the Corporation’s auditors,

legal counsel or the SEC.
At the request of the Corporation, the Shareholder Nominee must promptly, but in any event within five business days after such request, submit (i) all completed and signed questionnaires required of the Corporation’s directors, (ii) a written consent to the Corporation’s following such processes for evaluation as the Corporation follows in evaluating any other potential Board Nominee, and (iii) such other information as the Corporation may reasonably request. The Corporation may request such additional information as necessary to permit the Board to determine if each Shareholder Nominee satisfies this Section 7.
(j)    In the event that any information or communications provided by the Eligible Shareholder or any Shareholder Nominees to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Eligible Shareholder or Shareholder Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Corporation’s right to omit a Shareholder Nominee from its proxy materials pursuant to this Section 7.
Notwithstanding anything to the contrary contained in this Section 7, a Shareholder Nominee shall be disqualified from serving as a director of the Corporation, and the Corporation may omit any such Shareholder Nominee from its proxy materials, and such nomination shall be disregarded and no vote on such Shareholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)    the Eligible Shareholder or Shareholder Nominee breaches any of its respective agreements, representations, or warranties set forth in the Shareholder Notice (or otherwise submitted pursuant to this Section 7), any of the information in the Shareholder Notice (or otherwise submitted pursuant to this Section 7) was not, when provided, true, correct and complete, or the requirements of this Section 7 have otherwise not been met;
(ii)    the Shareholder Nominee is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the SEC, and the Corporation’s Governance Principles;
(iii)    the Shareholder Nominee is or has been, within the past three (3) years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914;
(iv)    the Shareholder Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past ten years;
(v)    a notice is delivered to the Corporation (whether or not subsequently withdrawn) indicating that a shareholder intends to nominate any candidate for election to the Board pursuant to the Board’s director nomination process;
(vi)    the election of the Shareholder Nominee to the Board would cause the Corporation to be in violation of the Articles of

Incorporation, these Bylaws, or any applicable state or federal law, rule, or regulation or any applicable listing standard.
(vii)    the Shareholder Nominee has any interlocking relationships or affiliations prohibited by the rules and regulations of the Federal Energy Regulatory Commission.
(k)    The maximum number of Shareholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 7 shall not exceed the greater of (i) two or (ii) twenty percent (20%) of the number of directors in office as of the last day on which a Shareholder Notice may be delivered pursuant to this Section 7 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below twenty percent (20%). If directors are to be elected at an annual meeting for terms of office longer than one year or until the next annual meeting, the maximum number of Shareholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 7 shall not exceed the greater of (i) one or (ii) twenty percent (20%) of the number of directors to be elected at such annual meeting, or if such amount is not a whole number, the closest whole number below twenty percent (20%). However, the maximum number of Shareholder Nominees that may be included in the Corporation’s proxy materials pursuant to this Section 7 shall be reduced by any (i) Shareholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials pursuant to this Section 7 but either is subsequently withdrawn or that the Board of Directors decides to nominate as a Board nominee and (ii) any Shareholder Nominee elected to the Board of Directors at either of the two preceding annual meetings who are standing for reelection at the nomination of the Board of Directors. In the event that one or more vacancies for any reason occurs after the deadline in Section 7(g) for delivery of the

Shareholder Notice but before the annual meeting and the Board resolves to reduce the size of the Board in connection therewith, the maximum number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Shareholder Nominees submitted by Eligible Shareholders pursuant to this Section 7 exceeds this maximum number, the Corporation shall determine which Shareholder Nominees shall be included in the Corporation’s proxy materials in accordance with the following provisions: each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) will select one Shareholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the amount (largest to smallest) of shares of the Corporation each Eligible Shareholder disclosed as owned in its respective Shareholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Shareholder (or in the case of a group, each group constituting an Eligible Shareholder) has selected one Shareholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following such determination, if any Shareholder Nominee who satisfies the eligibility requirements in this Section 7 is thereafter nominated by the Board, and thereafter is not included in the Corporation’s proxy materials or thereafter is not submitted for director election for any reason (including the Eligible Shareholder’s or Shareholder Nominee’s failure to comply with this Section 7), no other nominee or nominees shall be included in the Corporation’s proxy materials or otherwise submitted for director election in substitution thereof.
(l)    Any Shareholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of shareholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting for any reason, including for the failure to comply with any provision of these Bylaws or (ii) does not receive votes at least equal to twenty-five percent (25%) of the shares voting for director candidates, will be ineligible to be a Shareholder Nominee pursuant to this Section 7 for the next two annual meetings.
(m)    The Board (and any other person or body authorized by the Board) shall have the power and authority to interpret this Section 7 and to make any and all determinations necessary or advisable to apply this Section 7 to any persons, facts or circumstances, including the power to determine (i) whether one or more shareholders or beneficial owners qualifies as an Eligible Shareholder, (ii) whether a Shareholder Notice complies with this Section 7 and has otherwise met the requirements of this Section 7, (iii) whether a Shareholder Nominee satisfies the qualifications and requirements in this Section 7, and (iv) whether any and all requirements of this Section 7 (or any applicable requirements of the Board’s director nomination process) have been satisfied. Any such interpretation or determination adopted in good faith by the Board (or any other person or body authorized by the Board) shall be binding on all persons, including the Corporation and its shareholders (including any beneficial owners). Notwithstanding the foregoing provisions of this Section 7, unless otherwise required by law or otherwise determined by the chairman of the meeting or the Board, if (i) the Eligible Shareholder or (ii) a qualified representative of the shareholder does not appear at the annual meeting of shareholders of the Corporation to present its Shareholder Nominee or Shareholder Nominees, such nomination or nominations shall be disregarded, notwithstanding that proxies in respect of the election of the Shareholder Nominee or Shareholder Nominees may have been received by the Corporation. This Section 7 shall be the exclusive method for shareholders to include nominees for director election in the

Corporation’s proxy materials.
ARTICLE II.  BOARD OF DIRECTORS
Section 1.  General Powers.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors.
Section 2.  Number, Tenure and Qualifications.  The number of Directors of the Corporation shall be not less than nine and not more than twenty as determined from time to time by the Board of Directors.  Directors need not be residents of the State of South Carolina. Directors shall be required to own a number of shares of the Corporation’s common stock equal to the number of shares granted in the five most recent annual retainers for Directors. Persons serving as independent directors as of February 1, 2009 shall be required to meet the minimum share ownership requirement by the last day of February 2014. Persons who are subsequently elected as directors shall be required to meet such requirement within six years following the date of their election to the Board of Directors. The Nominating and Governance Committee of the Board of Directors, or such other committee of the Board of Directors as the Board of Directors shall designate, shall have the discretion to grant a temporary waiver of these minimum share ownership requirements upon demonstration by a director that, due to a financial hardship or other good reason, he or she cannot meet the minimum share ownership requirements.
    Section 3.  Regular Meetings.  The Board of Directors may provide, by resolution, the time and place, either within or without the State of South Carolina, for the holding of additional regular meetings.
Section 4.  Special Meetings.  Special meetings of the Board of Directors may be held at any time and place upon the call of the Chairman of the Board or of the Chief Executive Officer or by action of the Executive Committee or Audit Committee.

Section 5.  Quorum.  A majority of the number of Directors fixed as provided in Section 2 of this Article II shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than a quorum is present at a meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice.
Section 6.  Committees.  The Board of Directors may create one or more committees of the Board of Directors including an Audit Committee and an Executive Committee, and appoint members of the Board of Directors to serve on them. To the extent specified by the Board of Directors and subject to such limitations as may be specified by law, the Corporation's Articles of Incorporation or these Bylaws, such committees may exercise all of the authority of the Board of Directors in the management of the Corporation.
Meetings of a committee may be held at any time on call of the Chief Executive Officer or of any member of the committee.  A majority of the members shall constitute a quorum for all meetings.
Section 7. Compensation. The Board of Directors may authorize payment to Directors of compensation for serving as Director, except that Directors who are also salaried officers of the Corporation or of any affiliated company shall not receive additional compensation for service as Directors. The Board of Directors may also authorize the payment of, or reimbursement for, all expenses of each Director related to such Director's attendance at meetings.
ARTICLE III.  OFFICERS
Section 1.  Titles.  The officers of the Corporation shall be a Chairman of the Board, a Chief Executive Officer, a Chief Operating Officer, a Chief Financial Officer, a Treasurer, a General Counsel, a Secretary, a Corporate Compliance Officer, an Internal Auditor and such other officers and assistant officers as the Board of Directors or the Chief Executive Officer shall deem necessary or desirable.  Any two or more offices may be held by the same person, and an officer may act in more than one capacity where action of two or more officers is required.
Section 2.  Appointment of Officers.  The Board of Directors shall appoint the Chairman of the Board, the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the General Counsel, the Secretary, the Corporate Compliance Officer, the Internal Auditor and such other officers and assistant officers as the Board of Directors shall deem necessary or desirable at such time or times as the Board of Directors shall determine. In the absence of any action by the Board of Directors, the Chief Executive Officer may appoint all other officers.
Section 3.  Removal.  Any officer appointed by the Board of Directors or the Chief Executive Officer may be removed by the Board of Directors or the Executive Committee, but no other committee, with or without cause. The Chief Executive Officer may remove any officer other than the Corporate Compliance Officer and the Internal Auditor.
Section 4.  Chairman of the Board.  The Chairman of the Board shall be chosen by and from among the Directors, shall preside at all meetings of the Board of Directors if present, and shall, in general, perform all duties incident to the office of Chairman of the Board and such other duties as, from time to time, may be assigned to him by the Board of Directors.
Section 5.  Chief Executive Officer.  The Chief Executive Officer, subject to the control of the Board of Directors, shall in general supervise and control all of the business and affairs of the Corporation.  He shall, in the absence of the Chairman of the Board and the Chairman of the Executive Committee, preside at meetings of the Board of Directors.  He may vote on behalf of the Corporation the stock of any other corporation owned by the Corporation and sign, with the Secretary or any other proper officer of the Corporation thereunto authorized by the Board of Directors, certificates for shares of the Corporation and any deeds, mortgages, bonds, contracts or other instruments which the Board of Directors has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.  The Chief Executive Officer may delegate his authority to vote stock on behalf of the Corporation and such delegation of authority may be either general or specific.
Section 6. Chief Operating Officer. The Chief Operating Officer shall in general perform all of the duties incident to the office of Chief Operating Officer and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.
Section 7. Chief Financial Officer. The Chief Financial Officer shall in general perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.
Section 8.  Treasurer.  The Treasurer shall in general perform all of the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.
Section 9.  General Counsel.  The General Counsel shall in general perform all of the duties incident to the office of the General Counsel and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.
Section 10.  Secretary.  The Secretary shall:  (a) keep the minutes of the meetings of the shareholders and of the Board of Directors in one or more books provided for that purpose; (b) authenticate records of the Corporation when such authentication is required; and (c) in general perform all duties incident to the office of the Secretary and such other duties as from time to time may be assigned to him by the Chief Executive Officer, the Chairman of the Board or the Board of Directors.
Section 11. Corporate Compliance Officer. The Corporate Compliance Officer shall report to the Chairman of the Audit Committee and shall in general perform all of the duties incident to the office of Corporate Compliance Officer and such other duties as from time to time may be assigned to him by the Board of Directors or the Audit Committee, but no other committee.
Section 12. Internal Auditor. The Internal Auditor shall report to the Chairman of the Audit Committee and shall in general perform all of the duties incident to the office of Internal Auditor and such other duties as from time to time may be assigned to him by the Board of Directors or the Audit Committee, but no other committee.
Section 13. Compensation.  The compensation of the officers appointed by the Board of Directors shall be fixed from time to time by the Board of Directors and the compensation of those appointed by the Chief Executive Officer shall, in the absence of any action by the Board of Directors, be set by the Chief Executive Officer. No officer shall be prevented from receiving compensation by reason of the fact that he is also a Director of the Corporation.
ARTICLE IV.  AMENDMENTS
Except as otherwise provided by law, these Bylaws may be amended or repealed and new Bylaws may be adopted by the Board of Directors or the shareholders.

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